Exhibit 99.1
Bath & Body Works Reports 2025 First Quarter Results and Maintains Fiscal Year 2025 Guidance

•First quarter net sales up 3% to $1.4 billion, at the high end of the guidance range, and earnings per diluted share up 29% to $0.49, exceeding the high end of the guidance range
•Net sales performance driven by compelling innovation
•Company maintains 2025 net sales guidance of 1% to 3% growth and earnings per diluted share guidance of $3.25 to $3.60, inclusive of current tariff rates

COLUMBUS, Ohio – May 29, 2025 – Bath & Body Works, Inc. (NYSE: BBWI) today reported first quarter 2025 results.

“Our team delivered a strong start to the year driven by the positive customer response to our innovation in the quarter. We're effectively leveraging our predominantly U.S.-based supply chain to navigate the evolving trade environment, and I’m confident in our ability to adapt to meet the consumer where they are with fragrance innovation and high-quality product at compelling price points as we move through 2025,” said Eva Boratto, CFO, Bath & Body Works.

Boratto concluded, “I’m also excited to welcome Daniel Heaf as CEO of Bath & Body Works, and I look forward to partnering with him and the rest of the leadership team to build on our strong foundation and accelerate growth.”

Last week, Bath & Body Works announced that the Company’s independent directors unanimously voted to appoint Daniel Heaf as Chief Executive Officer, effective May 16, 2025. Following the conclusion of the Company’s 2025 Annual Meeting of Shareholders, Mr. Heaf will be appointed a member of the Board, effective immediately.

Daniel Heaf, CEO of Bath & Body Works, commented, “I’m honored to join this iconic brand with a deep sense of purpose and a powerful foundation. I have already had the privilege of meeting many associates across the company, and I’m incredibly impressed by the passion, dedication, and talent across our teams. I believe we’re incredibly well positioned to define and lead the home fragrance and beauty categories globally and accelerate growth.”

First Quarter 2025 Results

The company reported net sales of $1,424 million for the quarter ended May 3, 2025, an increase of 2.9% compared to net sales of $1,384 million for the quarter ended May 4, 2024.

The company reported earnings per diluted share of $0.49 for the first quarter of 2025, compared to $0.38 last year. First quarter operating income was $209 million compared to $187 million last year, and net income was $105 million compared to $87 million last year.

2025 Guidance

The company is maintaining its full-year 2025 net sales guidance of 1% to 3% growth, compared to $7,307 million in fiscal 2024, and 2025 full-year earnings per diluted share guidance of $3.25 to $3.60, compared to earnings per diluted share of $3.61 and adjusted earnings per diluted share of $3.29 in fiscal 2024. The company’s full-year outlook includes the anticipated impact of all tariff rates currently in effect and levied by the U.S. government and other countries. Our outlook also includes the anticipated impact of approximately $300 million of cash deployed towards share repurchases. In Fiscal 2025, we continue to expect to generate free cash flow of $750 million to $850 million.

The company expects second quarter 2025 net sales to be flat to up 2% compared to $1,526 million in the second quarter of 2024. Second quarter 2025 earnings per diluted share is expected to be between $0.33 and $0.38, compared to earnings per diluted share of $0.68 and adjusted earnings per diluted share of $0.37 in the second quarter of 2024. Our second quarter 2025 outlook also includes the anticipated impact of all tariff rates as referenced above.

Our forward-looking guidance excludes the anticipated financial impact of the aforementioned CEO transition, which we estimate could negatively impact earnings per diluted share by approximately $0.05.

For a reconciliation of our reported GAAP to adjusted non-GAAP earnings per diluted share for fiscal 2024 and the second quarter of 2024, refer to our Annual Report on Form 10-K, filed with the SEC on March 14, 2025, and our Quarterly Report on Form 10-Q, filed with the SEC on August 28, 2024, respectively.

Earnings Call and Additional Information

Bath & Body Works, Inc. will conduct its first quarter earnings call at 8:30 a.m. Eastern Time on May 29. To listen, call 877-407-9219 (international dial-in number: 412-652-1274). For an audio replay, call 877-660-6853 (international replay number: 201-612-7415); access code 13753334 or log onto www.BBWInc.com. A slide presentation has been posted on the company’s Investor Relations website that summarizes certain information in the company‘s prepared remarks from the earnings call as well as some additional facts and figures regarding the company’s operating performance and guidance.

ABOUT BATH & BODY WORKS

Home of America’s Favorite Fragrances®, Bath & Body Works is a global leader in personal care and home fragrance, including top-selling collections for fine fragrance mist, body lotion and body cream, 3-wick candles, home fragrance diffusers and liquid hand soap. Powered by agility and innovation, the company’s predominantly U.S.-based supply chain enables it to deliver quality, on-trend luxuries at affordable prices. Bath & Body Works serves and delights customers however and wherever they want to shop, from welcoming, in-store experiences at 1,900 company-operated Bath & Body Works locations in the U.S. and Canada, 524 international franchised locations and an online storefront at bathandbodyworks.com (as of May 3, 2025).
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our Company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “target,” “goal” and any similar expressions may identify forward-looking statements. There are risks, uncertainties and other factors that in some cases have affected and, in the future, could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this report or otherwise made by the Company or our management. These factors can be found in Item 1A. Risk Factors in our 2024 Annual Report on Form 10-K and our subsequent filings.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
We announce material financial and operational information using our investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about the Company, our business and our results of operations may also be announced by posts on our accounts on social media channels, including the following: Facebook, Instagram, X, LinkedIn, Pinterest, TikTok and YouTube. The information that we post through these social media channels and on our website may be deemed material. As a result, we encourage investors, the media and others interested in the Company to monitor these social media channels in addition to following our investor relations website, press releases, SEC filings and public conference calls and webcasts. The list of social media channels we use may be updated from time to time on our investor relations website.

For further information, please contact:

Bath & Body Works, Inc.:
Luke Long
InvestorRelations@bbw.com

Media Relations
Emmy Beach
Communications@bbw.com

BATH & BODY WORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	First Quarter
	2025	2024
Net Sales	$1,424	$1,384
Costs of Goods Sold, Buying and Occupancy	(778)	(778)
Gross Profit	646	606
General, Administrative and Store Operating Expenses	(437)	(419)
Operating Income	209	187
Interest Expense	(71)	(82)
Other Income	8	13
Income Before Income Taxes	146	118
Provision for Income Taxes	(41)	(31)
Net Income	$105	$87

Net Income per Diluted Share	$0.49	$0.38

Weighted Average Diluted Shares Outstanding	215	226

BATH & BODY WORKS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In millions)

	May 3, 2025	May 4, 2024
ASSETS
Current Assets:
Cash and Cash Equivalents	$636	$855
Accounts Receivable, Net	103	121
Inventories	869	814
Easton Assets Held for Sale	97	—
Other	115	127
Total Current Assets	1,820	1,917
Property and Equipment, Net	1,111	1,183
Operating Lease Assets	970	1,047
Goodwill	628	628
Trade Name	165	165
Deferred Income Taxes	133	143
Other Assets	54	138
Total Assets	$4,881	$5,221
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$452	$403
Accrued Expenses and Other	495	489
Current Operating Lease Liabilities	201	186
Income Taxes	146	143
Total Current Liabilities	1,294	1,221
Deferred Income Taxes	23	147
Long-term Debt	3,886	4,282
Long-term Operating Lease Liabilities	895	990
Other Long-term Liabilities	233	257
Total Equity (Deficit)	(1,450)	(1,676)
Total Liabilities and Equity (Deficit)	$4,881	$5,221

BATH & BODY WORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	First Quarter
	2025	2024
Operating Activities:
Net Income	$105	$87
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation of Long-lived Assets	64	71
Share-based Compensation Expense	10	12
Changes in Assets and Liabilities:
Accounts Receivable	103	103
Inventories	(134)	(105)
Accounts Payable, Accrued Expenses and Other	14	(101)
Income Taxes Payable	34	25
Other Assets and Liabilities	(8)	(16)
Net Cash Provided by Operating Activities	188	76

Investing Activities:
Capital Expenditures	(37)	(46)
Other Investing Activities	(2)	—
Net Cash Used for Investing Activities	(39)	(46)

Financing Activities:
Payments for Long-term Debt	—	(110)
Repurchases of Common Stock	(136)	(96)
Dividends Paid	(43)	(45)
Tax Payments related to Share-based Awards	(4)	(7)
Other Financing Activities	(5)	(1)
Net Cash Used for Financing Activities	(188)	(259)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	1	—
Net Decrease in Cash and Cash Equivalents	(38)	(229)
Cash and Cash Equivalents, Beginning of Year	674	1,084
Cash and Cash Equivalents, End of Period	$636	$855

BATH & BODY WORKS, INC.
First Quarter 2025

Total Sales (In millions):

	First Quarter
	2025	2024	% Change
Stores - U.S. and Canada (a)	$1,110	$1,065	4.3%
Direct - U.S. and Canada	250	261	(4.3%)
International (b)	64	58	10.1%
Total Bath & Body Works	$1,424	$1,384	2.9%
________________
(a)        Results include fulfilled buy online pick up in store orders.
(b)    Results include royalties associated with franchised stores and wholesale sales.

Total Company-operated Stores:

	Stores			Stores
	2/1/2025	Opened	Closed	5/3/2025
United States	1,782	13	(8)	1,787
Canada	113	—	—	113
Total Bath & Body Works	1,895	13	(8)	1,900

Total Partner-operated Stores:

	Stores			Stores
	2/1/2025	Opened	Closed	5/3/2025
International	494	12	(17)	489
International - Travel Retail	35	2	(2)	35
Total International (a)	529	14	(19)	524
________________
(a)        Includes store locations only and does not include kiosks, shop-in-shops, gondola or beauty counter locations.

BATH & BODY WORKS, INC.
ADJUSTED FORECASTED FINANCIAL INFORMATION
(Unaudited)
(In millions)

	Full-Year
	2025
	Low	High
Reconciliation of Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow
Forecasted Net Cash Provided by Operating Activities	$1,020	$1,100
Forecasted Capital Expenditures	(270)	(250)
Forecasted Free Cash Flow	$750	$850

Forecasted Free Cash Flow
Our Forecasted Free Cash Flow is defined as Forecasted Net Cash Provided by Operating Activities less our Forecasted Capital Expenditures. Our Forecasted Free Cash Flow is a non-GAAP financial measure which we believe is useful to analyze our anticipated ability to generate cash. Our Forecasted Free Cash Flow calculation may not be comparable to similarly-titled measures reported by other companies. Our Forecasted Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other GAAP financial measures.